Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders

Bone Biologics, Corp.:

We consent to the inclusion in the foregoing Registration Statement on Form S-1 of our report dated March 25, 2016, relating to our audits of the consolidated balance sheets of Bone Biologics Corporation as of December 31, 2015 and 2014, and the related consolidated statements of operations, changes in stockholders’ deficit, and cash flows for the years then ended.

We also consent to the reference to us under the caption “Experts” in the Registration Statement.

/s/ Anton & Chia, LLP
Newport Beach, CA

July 18, 2016